Exhibit 99

Colgate Elects Lisa M. Edwards to Board of Directors

NEW YORK--(BUSINESS WIRE)--February 21, 2019--Colgate-Palmolive Company today announced that Lisa M. Edwards, Executive Vice President, Strategic Business Operations, Customer and Partner Engagement of Salesforce.com, Inc., has been elected to Colgate's Board of Directors effective March 1, 2019. The Company also announced that Ellen Hancock will retire from the Board effective May 10, 2019 at the end of her current term.

Lisa M. Edwards, 51, brings extensive leadership experience and expertise in finance, e-commerce and information technology to Colgate’s board. Ms. Edwards has served as Executive Vice President, Strategic Business Operations, Customer and Partner Engagement of Salesforce.com, Inc. (“Salesforce”), an enterprise software company, since 2017. She joined Salesforce in 2012 as Executive Vice President, Finance, Head of Global Corporate Services and Chief Procurement Officer. Ms. Edwards previously served in several senior management roles at Visa Inc., including as Senior Vice President and Head of Global Business Development and IP Strategy. Prior to that, she was an entrepreneur after starting her career at Bain & Company.

Ellen Hancock, Former President of Jazz Technologies, Inc. (formerly Acquicor Technology), will not stand for re-election to the Board of Directors at Colgate’s 2019 Annual Meeting. Ms. Hancock has contributed greatly to the Company’s success for three decades, especially through her focus on Colgate’s corporate governance and information technology strategy, and her leadership of the Board's Finance Committee.

Commenting on the new director election, Ian Cook, Colgate’s Chairman and CEO, said, “We are delighted to welcome Ms. Edwards to the Board and are pleased that she will contribute her outstanding capabilities to Colgate. Ellen Hancock has our profound thanks for her immeasurable contributions to Colgate’s business success and governance excellence, and we extend our best wishes for her retirement.”

Separately, the Company also announced today that Colgate executive, Dennis Hickey, 70, has elected to retire on February 28, 2019 after nearly 42 years of service. Throughout his career, Mr. Hickey held a variety of key financial positions for the Company, most recently serving as Chief Financial Officer from 2011 until 2018, when he became Vice Chairman.

Mr. Cook commented, “Esteemed for his financial expertise and operational insights, Dennis has contributed greatly to Colgate's success for over four decades. We're extremely grateful for his leadership and wish him all the best in his retirement.”

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About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, elmex, Tom’s of Maine, Sorriso, Speed Stick, Lady Speed Stick, Softsoap, Irish Spring, Protex, Sanex, Elta MD, PCA Skin, Ajax, Axion, Fabuloso, Soupline and Suavitel, as well as Hill’s Science Diet and Hill’s Prescription Diet. For more information about Colgate’s global business, visit the Company’s website at http://www.colgatepalmolive.com. To learn more about Colgate Bright Smiles, Bright Futures oral health education program, please visit http://www.colgatebsbf.com. CL-C

CONTACT:
John Faucher 212-310-3653
Hope Spiller 212-310-2291